UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 19, 2008

CyberOptics Corporation

(Exact name of registrant as specified in its charter)

Minnesota	(0-16577)	41-1472057
(State or other jurisdiction of incorporation or organization)	Commission File No.	(I.R.S. Employer Identification No.)

5900 Golden Hills Drive Minneapolis, Minnesota		55416
(Address of principal executive offices)		(Zip Code)

(763) 542-5000

(Registrant’s telephone number, including area code)

________________________________________________________________________

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 19, 2008, the Compensation Committee of CyberOptics Corporation approved and Dr. Steven K. Case, the Chairman, Kathleen P. Iverson, the Chief Executive Officer and President, and Jeffrey Bertelsen, the Chief Financial Officer signed, severance pay agreements. The agreements provide for severance payments to the executive if the executive is terminated without cause, or the executive resigns for good reason, within two years after a change in control of CyberOptics. For such purposes, a change in control is defined as a change requiring disclosure under the proxy rules in federal securities laws, an acquisition by a person or group of more than 40% of the voting shares of CyberOptics, a change in a majority of the directors of CyberOptics other than by succession, an acquisition through merger in which CyberOptics is not the surviving corporation, or a purchase of substantially all of the assets of CyberOptics.

Under the agreements, Dr. Case and Ms. Iverson would be entitled to a payment equal to twice the average compensation they had received during the three years prior to the change in control, and Mr. Bertelsen would be entitled to six months of such average compensation. The payments are subject to the limitation that they not cause any “excess parachute payment” as defined in Section 280G of the Internal Revenue Code, as amended. Consistent with Section 409A of the Code, the agreements provide that the payments would be made on the first day of the seventh month following termination of employment.

Ms. Iverson’s agreement also incorporates provisions of her existing offer letter obligating CyberOptics to pay her one year’s salary in the event she is terminated by CyberOptics without cause at any time other that during such two year period after a change in control.

Item 8.01.	Other Events

The annual meeting of shareholders of CyberOptics Corporation was held at 3:00 p.m. on Monday, May 19, 2008. Shareholders holding 7,886,742 shares, or approximately 94% of the outstanding shares, were represented at the meeting by proxy or in person. Matters submitted at the meeting for vote by the shareholders were as follows:

a.	Election of Directors

The following nominees were elected to serve as members of the Board of Directors until the annual meeting in 2009 or until such time as a successor may be elected:

	For	Withhold Authority
Steven K. Case	7,594,616	292,126
Alex B. Cimochowski	7,745,578	141,164
Kathleen P. Iverson	7,631,587	255,155
Irene M. Qualters	7,844,537	42,205
Michael M. Selzer, Jr.	7,845,087	41,655

b.	Adoption of Stock Grant Plan for Non-Employee Directors

Shareholders approved the Stock Grant Plan for Non-Employee Directors, which provides for the grant of 1,000 shares of common stock to each director who is not also an employee and that takes the place of the Option Plan for Non-Employee Directors, by a vote of 5,515,111 shares in favor, 197,787 shares against and 326,421 shares abstaining. There were 1,847,423 broker no-votes.

Item 9.01.	Exhibits

10.1  Severance Pay Agreement with Steven K. Case

10.2  Severance Pay Agreement with Kathleen P. Iverson

10.3  Severance Pay Agreement with Jeffrey A. Bertelsen

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYBEROPTICS CORPORATION
By	/s/ KATHLEEN P. IVERSON
Kathleen P. Iverson, Chief Executive Officer

Dated: May 21, 2008